BlackRock Funds II (the "Registrant")
BlackRock 20/80 Target Allocation Fund
BlackRock 40/60 Target Allocation Fund
BlackRock 60/40 Target Allocation Fund
BlackRock 80/20 Target Allocation Fund (the "Funds")

77I:

Terms of new or amended securities

Effective March 25, 2016, the Funds began offering Class K Shares. Reference is made to the Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment No. 200 to the Registrant's Registration Statement on Form N-1A filed on March 24, 2016. A copy of the Registrant's Amended and Restated Certificate of Classification of Shares is attached under sub-item 77Q1(a) and a copy of the Registrant's Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 Act is attached under sub-item 77Q1(d).